Exhibit 5.1

Opinion of Williams Mullen, P.C.

September 26, 2007

Hibbett Sports, Inc.

451 Industrial Lane

Birmingham, Alabama 35211

RE: Registration Statement on Form S-8, as amended (No. 333-21303) (“Registration Statement”) with respect to the Hibbett Sports, Inc. (1996) Stock Option Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to Hibbett Sports, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Post-Effective Amendment (the "Post-Effective Amendment") to the above-referenced Registration Statement to be filed as of the date of this letter, originally filed by Hibbett Sporting Goods, Inc. (the "Predecessor").

The Company became the successor to the Predecessor on February 10, 2007 as a result of a merger (the “Merger”) of the Predecessor with its indirect, wholly-owned subsidiary, Hibbett Merger Sub, Inc. (“MergerSub”). The Predecessor survived the Merger, the separate corporate existence of MergerSub ceased and the Predecessor became a direct, wholly-owned subsidiary of the Company. The Merger was consummated in accordance with Section 251(g) of the Delaware General Corporation Law ("DGCL"), which provides for the formation of a holding company without a vote of stockholders of the constituent corporations.

The above-referenced Registration Statement, as amended by the Post-Effective Amendment, relates to the issuance of up to those shares of Common Stock (the "Shares") available for issuance under the Plan and described in the Registration Statement, as amended.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In such examinations we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials. We have assumed and relied upon the accuracy and completeness of such certificates and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to question the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been discovered by independent verification.

Based upon and subject to the foregoing, we are of the opinion that the Shares being registered for sale pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon the exercise or settlement of awards in accordance with the provisions of the Plan (and receipt by the Company of consideration for the Shares, if any, required by such awards), the Shares will be legally and validly issued, fully-paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

Very truly yours,

/s/ Williams Mullen, PC

End of Exhibit 5.1